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Exhibit 3.3

ARTICLES OF MERGER
OF
FIELDSTONE HOLDINGS CORP.
AND
FIELDSTONE INVESTMENT CORPORATION

        These ARTICLES OF MERGER are entered into this 11th day of November, 2003, by and between Fieldstone Holdings Corp., a Delaware corporation (which is hereinafter called the "Merging Corporation"), and Fieldstone Investment Corporation, a Maryland corporation (which is hereinafter called the "Surviving Corporation").

        THIS IS TO CERTIFY TO THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND THAT:

        FIRST: The Merging Corporation and the Surviving Corporation agree that the Merging Corporation shall be merged into the Surviving Corporation. The terms and conditions of the merger and the mode of carrying the merger into effect are as herein set forth in these Articles of Merger.

        SECOND: The name and state of incorporation of each entity which is a party to these Articles of Merger are as follows:

        The Merging Corporation is Fieldstone Holdings Corp., a corporation incorporated under the General Corporation Law of the State of Delaware on February 9, 1998.

        The Surviving Corporation, which is the successor corporation in the merger to be effected pursuant to these Articles of Merger, is Fieldstone Investment Corporation, a corporation incorporated under the laws of the State of Maryland.

        THIRD: The principal office of the Merging Corporation in the State of Maryland is in Howard County. The principal office of the Surviving Corporation in the State of Maryland is in Howard County. The Merging Corporation does not own an interest in any real property, the title to which could be affected by the recording of an instrument among the land records of any county in the State of Maryland.

        FOURTH: No amendment is made to the charter of the Surviving Corporation as part of the merger.

        FIFTH: The total number of shares of stock of all classes which the Merging Corporation has authority to issue is fifty thousand (50,000) shares of capital stock, all of which are designated as Common Stock, $0.01 par value per share, for an aggregate par value of five hundred dollars ($500.00) (the "Merging Corporation Capital Stock").

        SIXTH: The total number of shares of stock of all classes which the Surviving Corporation has authority to issue is one hundred million (100,000,000) shares of capital stock, ninety million (90,000,000) of which are designated as Common Stock, $0.01 par value per share, and ten million (10,000,000) of which are designated as preferred stock, $0.01 par value per share, for an aggregate par value of one million dollars ($1,000,000.00) (the "Surviving Corporation Common Stock").

        SEVENTH: The manner and basis of converting or exchanging issued and outstanding stock of the Merging Corporation into stock of the Surviving Corporation, and the treatment of any issued and outstanding stock of the Merging Corporation and the Surviving Corporation not to be converted or exchanged, is as follows:

        (a)   On the Effective Date (as herein defined), pursuant to the Agreement and Plan of Merger between Merging Corporation and Surviving Corporation dated November 11, 2003 (the "Merger Agreement") and by virtue of the merger and without any action on the part of the holder thereof, each share of Merging Corporation Common Stock issued and outstanding immediately prior to the

Effective Date shall be converted into and become 565.38168 issued and outstanding shares of Surviving Corporation Common Stock.

        (b)   On the Effective Date, pursuant to the terms of the Merger Agreement, each share of Surviving Corporation Common Stock which is issued and outstanding immediately prior to the Effective Date shall be cancelled.

        (c)   On the Effective Date, all previously issued and outstanding certificates representing shares of Merging Corporation Common Stock (the "Old Certificates") shall automatically and by operation of law cease to represent shares of Merging Corporation Common Stock or any interest therein, and each Old Certificate shall instead represent the ownership by the holder thereof of the number of shares of Surviving Corporation Common Stock specified by these Articles of Merger. Each holder of an Old Certificate may exchange that certificate, after the Effective Date, for a new certificate or certificates for the appropriate number of shares and bearing the name of the Surviving Corporation.

        (d)   On the Effective Date, any shares of Merging Corporation Capital Stock held by the Merging Corporation as treasury stock shall be cancelled, and no payment shall be made with respect thereto.

        EIGHTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized, and approved by the Merging Corporation in the manner and by the vote required by its charter and the laws of the State of Delaware as follows: The Board of Directors of the Merging Corporation, by unanimous written consent action signed by all the directors thereof and filed with the minutes of the proceedings of the Board, duly authorized and adopted a resolution declaring that the terms and conditions of the proposed transaction described herein were advisable, and directing that the proposed transaction be submitted to the stockholders of the Merging Corporation for consideration and approval. The stockholders of the Merging Corporation, by unanimous written consent action signed by all the stockholders thereof and filed with the minutes of the Merging Corporation, duly authorized and adopted a resolution approving the proposed transaction described herein.

        NINTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized, and approved by the Surviving Corporation in the manner and by the vote required by its charter and the laws of the State of Maryland as follows: The Board of Directors of the Surviving Corporation, by written consent action signed by the sole director thereof and filed with the minutes of the proceedings of the Board duly authorized and adopted a resolution declaring that the terms and conditions of the proposed transaction described herein were advisable, and directing that the proposed transaction be submitted to the sole stockholder of the Surviving Corporation for consideration and approval. The sole stockholder of the Surviving Corporation, by written consent action signed by the sole stockholder thereof and filed with the minutes of the Surviving Corporation, duly authorized and adopted a resolution approving the proposed transaction described herein.

        TENTH: The effective date of the merger to be effected pursuant to these Articles of Merger shall be the time the State Department of Assessments and Taxation of Maryland accepts these Articles of Merger for record (the "Effective Date").

        IN WITNESS WHEREOF, on this 11 day of November, 2003, each party hereto has caused these Articles of Merger to be executed and acknowledged in its name and on its behalf by its President and attested to by its Secretary or Assistant Secretary; and each President acknowledges that these Articles of Merger are the act of the party on whose behalf such individual is executing the Articles of Merger, and each President further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his or her knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	FIELDSTONE HOLDINGS CORP.
/s/ PATRICK MONAHAN Patrick Monahan, Assistant Secretary	By:	/s/ MICHAEL J. SONNENFELD Michael J. Sonnenfeld, President
ATTEST:	FIELDSTONE INVESTMENT CORPORATION
/s/ ROBERT PARTLOW Robert Partlow, Secretary	By:	/s/ MICHAEL J. SONNENFELD Michael J. Sonnenfeld, President

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ARTICLES OF MERGER OF FIELDSTONE HOLDINGS CORP. AND FIELDSTONE INVESTMENT CORPORATION